UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2013

Cott Corporation

(Exact name of registrant as specified in its charter)

Canada	001-31410	98-0154711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road Mississauga, Ontario, Canada	L4V1H6

5519 West Idlewild Avenue Tampa, Florida, United States	33634
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (905) 672-1900
(813) 313-1800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 22, 2013, Cott Corporation (the “Company”) entered into a third amendment (the “Credit Agreement Amendment”) to the Credit Agreement (the “Credit Agreement”) dated as of August 17, 2010, as amended, among the Company, Cott Beverages Inc., Cott Beverages Limited, Cliffstar LLC and the other loan parties party thereto, the lenders party thereto (the “Lenders”), and the other parties thereto, pursuant to which the parties agreed to certain amendments to the Credit Agreement, which amendments include among other things: (a) an increase in the Lenders’ commitments under the Credit Agreement to $300,000,000, as well an increase to the accordion feature, which permits the Company to increase the Lenders’ commitments under the Credit Agreement to $350,000,000 if there are lenders who agree to the incremental commitment, subject to certain conditions; (b) an extension of the maturity date to the earliest of (i) October 22, 2018, (ii) May 15, 2017, if we have not redeemed, repurchased or refinanced the 8.375% senior notes due 2017 issued by Cott Beverages Inc., the Company’s wholly owned subsidiary (the “2017 Notes”), by May 1, 2017, or (iii) March 1, 2018, if we have not redeemed, repurchased or refinanced the 8.125% senior notes due 2018 issued by Cott Beverages Inc. (the “2018 Notes”) by February 15, 2018; (c) certain adjustments to the PP&E Component (as defined in the Credit Agreement) of the borrowing base, among other things, to increase the cap on the amount of eligible real property and eligible equipment used in the calculation from $50,000,000 to $69,270,288; (d) a change in the covenant related to investments in Permitted Acquisitions (as defined in the Credit Agreement), which would provide greater flexibility to do acquisitions if excess availability is greater than $50,000,000 and if the Company’s fixed charge coverage ratio is greater than 1.15 to 1.0, subject to certain other conditions; (e) a change in the debt repurchase covenant, which would provide greater flexibility for the Company to purchase or redeem the 2017 Notes and the 2018 Notes if the Company’s fixed charge coverage ratio is greater than 1.10 to 1.0 for the four consecutive fiscal quarters ending on September 28, 2013 or is greater than 1.15 to 1.0 for any four fiscal quarter period thereafter, subject to certain other conditions, including the requirement that excess availability is greater than $75,000,000; (f) a change in the restricted payment covenant, which would provide greater flexibility for the Company to declare dividends and repurchase stock if excess availability is greater than $50,000,000 and if the Company’s fixed charge coverage ratio is greater than 1.15 to 1.0, subject to certain other conditions; (g) additional provisions regarding regulations of the Office of Foreign Asset Control of the U.S. Treasury (OFAC) and similar regulations and laws; (h) permission to effect a certain internal reorganization; and (i) miscellaneous other changes. The Company is also required to pay certain fees and expenses.

Certain of the Lenders and other parties to the Credit Agreement Amendment and their affiliates from time to time may provide other lending, commercial banking, underwriting, investment banking, or other advisory services to the Company and its subsidiaries for which they receive customary compensation.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information concerning the Credit Agreement Amendment set forth above in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cott Corporation
(Registrant)
October 25, 2013
	By:	/s/ Marni Morgan Poe
Marni Morgan Poe
Vice President, General Counsel and Secretary